AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the second quarter ended June 30, 2007 totaled $51,000, or $.05 per diluted share, compared to $154,000, or $.15 per diluted share reported for the quarter ended June 30, 2006. The decline in income is attributable to a decrease in net interest income as well as a decline in non-interest income, primarily due to reduced fee income, offset in part by a reduction in both the loan loss and income tax provisions.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.09 per share for the quarter ended June 30, 2007. The dividend will be payable on August 22, 2007 to the shareholders of record on August 8, 2007.

Results for the Quarter Ended June 30, 2007 Compared to the Quarter Ended June 30, 2006

Comparing the current quarter to the second quarter of 2006, the net interest margin declined by 29 basis points to 2.26% from 2.55%. Net interest income totaled $894,000 in the current quarter compared to $1.01 million for last year’s second quarter. The decrease in both net interest margin and net interest income between the periods continues to reflect the impact of higher funding costs, a flattening and inverted yield curve environment and the competitive pricing pressures for loans and deposits in the Company’s markets. The average cost of the Company’s deposits increased to 3.65% for the second quarter of 2007 from 3.18% for the second quarter of 2006.

Higher interest rates also resulted in increased asset yields, but these advances were not as significant as the increased cost of interest-bearing liabilities. Asset yields increased to 6.34% in the current quarter compared to 6.22% in the prior year’s quarter. The yield on loans receivable increased by 16 basis to 6.47% for the second quarter of 2007 compared to 6.31% for the same period a year ago.

Average interest-earning assets remained flat at $152.2 million during both three months periods. In addition, the Company maintained higher levels of short-term liquidity during the current three month period as residential mortgage volumes have begun to weaken. The average balance of loans receivable declined by $3.9 million between the periods while the average balance of short-term liquid assets increased by $4.4 million during this same time frame. The average balance of interest-bearing liabilities rose by $550,000 between the periods with an increase in the average balance of borrowed money of $4.5 million offset by a decline in the average balance of deposit accounts of $3.9 million.

Non-interest income decreased to $317,000 in the current quarter, compared to $441,000 reported in last year’s second quarter. The decrease in non-interest income was primarily attributable to lower service fee income of $58,000 relating to the accounts receivable programs due to decreased volumes from those accounts serviced by the Bank as well as those serviced by others, lower fee income of $13,000 from the NOW account overdraft protection program, due to lower volumes of overdraft activity and reduced loan related fee income of $26,000, primarily due to a slowdown in loan refinance activity resulting in smaller loan release and miscellaneous fees. In addition, the Company recorded $35,000 in gains on the sale of real estate owned properties in the prior year’s quarter compared to $1,000 in gains during the current year’s quarter and a gain of $39,000 in the prior year’s quarter relating to a final distribution of proceeds from the sale of stock in the Bank’s data processing provider. Offsetting these income declines was $36,000 in income from real estate operations resulting from the sale of an additional property from the real estate held for development portfolio.

The Company is focused on controlling non-interest expenses in the current difficult operating environment. Non-interest expense declined slightly between the periods and totaled $1.1 million. Compensation and benefits declined by $15,000 due in part to a reduction in the bonus accrual and advertising costs decreased by $26,000 as the Company did not undertake as many promotions during the current quarter as opposed to the year ago period. Offsetting these declines was an increase of $18,000 in data processing costs, primarily dealing with home banking and debit card activity, and an increase of $10,000 in professional fees expense relating to public company matters.

The Company recorded a provision for loan losses of $29,000 during the quarter as compared to $127,000 during the prior year’s quarter. The higher provision during the prior year’s quarter was primarily the result of the Company authorizing $75,000 of additional provision against a non-residential loan account which was subsequently charged-off. During the current quarter, the Bank recorded $7,000 of net consumer loan charge-offs. The Bank’s general allowance for loan losses was $963,000 at June 30, 2007, which was equal to 32.3% of non-performing loans and .66% of net loans receivable.

The Company recorded an income tax expense of $6,000 for the quarter ended June 30, 2007 compared to a tax expense of $24,000 in the year ago quarter. The prior year’s tax expense was positively impacted by the recognition of approximately $35,000 in low-income housing tax credits. No low-income housing tax credit was recorded in the current quarter due to insufficient book taxable income to offset, however, if in future quarters, sufficient book taxable income is evident, the tax credits will be utilized which will have the effect of lowering the effective tax rate.

Results for the Six Months Ended June 30, 2007 compared to the Six Months Ended June 30, 2006

Diluted earnings per share decreased to $.06 for the six months ended June 30, 2007 compared to $.39 in the prior year period. For the six months ended June 30, 2007, net income totaled $67,000 compared to $404,000 for the comparable period last year. Return on average equity and average assets for the six months ended June 30, 2007 was .93% and .08%, respectively, compared to 5.64% and .47%, respectively, for the six months ended June 30, 2006.

Net interest income totaled $1.80 million for the six months ended June 30, 2007, compared to $2.17 million for the first six months of 2006. The net interest margin decreased to 2.25% in the current six month period compared to 2.77% a year ago. The net interest margin declined between the periods due to both rising short-term interest rates and a flattening yield curve resulting in the cost of interest-bearing liabilities increasing faster than the yield on interest-earning assets.

Non-interest income decreased by $287,000 primarily due to a $143,000 decline in service fee income, primarily in accounts receivable service fees and a $129,000 decrease in income on the sale of real estate owned properties. In addition, the Company recorded a $39,000 gain on the aforementioned sale of stock in the Bank’s data processing provider during the prior year period. Offsetting these declines in non-interest income was a $25,000 increase in income from trading account securities. Non-interest expense declined by $89,000 between the periods due to decreases in compensation and benefits of $47,000 and advertising costs of $40,000.

Loan loss provisions totaled $55,000 in the current period compared to $154,000 in the year ago period. The prior year period includes the $75,000 of additional provision, discussed above, in establishing the aforementioned loan loss reserve against a non-residential loan.

Balance Sheet and Capital

Total assets of the Company decreased by $7.8 million to $174.5 million at June 30, 2007 from $182.3 million reported at December 31, 2006. The decrease in assets during the six month period resulted from a slowdown in loan origination activity as the balance of net loans receivable declined to $144.6 million at June 30, 2007 from $150.7 million at December 2006. Loan originations decreased to $19.5 million for the six months ended June 30, 2007 from $25.3 million during the prior year’s quarter while loan purchases also declined to $2.4 million in the current quarter compared to $6.6 million in the year ago period. Deposits decreased by $2.6 million to $122.3 million at June 30, 2007, with the majority of this reduction at the expense of lower cost deposits, such as money market and NOW accounts. The Company also repaid $3.1 million of borrowed money from the FHLB of Indianapolis. During the first quarter of 2007, the Company repaid its $5.0 million trust preferred issued and replaced it with a new $3.0 million offering at a reduced rate and a $2.0 million borrowing that is scheduled to mature annually.

As of June 30, 2007, stockholders’ equity in AMB Financial Corp. totaled $14.2 million. During the current six month period, the Company repurchased 19,997 shares of common stock at an average price of $15.62. The number of common shares outstanding at June 30, 2007 was 1,026,353 and the book value per common share outstanding was $13.87. The Bank’s tangible, core and risk-based capital percentages of 9.03%, 9.03% and 15.67%, respectively, at June 30, 2007 exceeded all regulatory requirements by a significant margin.

Non-performing assets decreased during the past three months to $3.38 million or 1.94% of total assets at June 30, 2007 compared to $4.47 million or 2.48% of total assets at March 31, 2007. At December 31, 2006, non-performing assets totaled $3.76 million, or 2.06% of assets. The decrease in the most recent three month period relates to a $1.1 million repayment of a 12 unit condominium construction loan which had been in the process of renegotiation for the past few quarters as well as the sale of two real estate owned properties totaling $240,000. The Company continues to hold title to one commercial real estate owned property totaling $400,000 which is located in the local market area and which is currently valued at the lower of cost or management’s estimate of net realizable value. Subsequent to June 30, 2007, approximately $200,000 in non-performing loans to a single borrower were paid off and/or brought current.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates (including the shape of the yield curve) could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Jun. 30	Dec. 31
	2007	2006
	(Unaudited)

Total assets	174,475	182,282
Loans receivable, net	144,611	150,701
Mortgage-backed securities	1,017	1,252
Investment securities and interest bearing deposits	9,703	10,772
Deposits	122,307	124,858
Borrowed money	31,200	34,318
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	3,000	5,000
Stockholders' equity	14,234	14,661

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2007	2006	2007	2006

Total interest income	$2,508	2,459	5,066	4,866
Total interest expense	1,614	1,452	3,269	2,711
Net interest income	894	1,007	1,797	2,155
Provision for loan losses	29	127	55	154
Net interest income after provision for loan losses	865	880	1,742	2,001
Non-interest income:
Fees and service charges	231	325	466	609
Rental Income	36	34	71	69
Gain (loss) on trading securities	(7)	(10)	10	(15)
Gain (loss) on sale of real estate owned	1	35	(94)	35
Loss from investment in joint venture	(18)	(18)	(27)	(36)
Gain on sale of other assets	3	39	3	39
Income from real estate held for development	36	-	36	51
Increase in cash surrrender value of life insurance	31	31	62	61
Other operating income	4	5	11	12
Total non-interest income:	317	441	538	825
Non-interest expense:
Staffing cost	569	584	1,134	1,181
Advertising	31	57	58	98
Occupancy and equipment costs	101	105	209	212
Data processing	131	113	256	247
Professional fees	98	88	182	187
Federal deposit insurance premiums	3	4	7	8
Other	192	192	375	377
Total non-interest expense	1,125	1,143	2,221	2,310
Income before income taxes	57	178	59	516
Income tax expense (benefit)	6	24	(8)	112
Net income	$51	154	67	404

Earnings per share
Basic	$0.05	$0.16	$0.06	$0.41
Diluted	$0.05	$0.15	$0.06	$0.39

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Performance Ratios (annualized):
Return on average assets	0.12%	0.35%	0.08%	0.47%
Return on average equity	1.42	4.27	0.93	5.64
Average yield on interest-earning assets	6.34	6.22	6.34	6.26
Average cost of interest-bearing liabilities	4.08	3.68	4.09	3.50
Interest rate spread	2.26	2.54	2.25	2.76
Net interest margin	2.26	2.55	2.25	2.77
Efficiency ratio	92.92	81.03	95.14	78.53
Non-interest expense to average total assets	2.54	2.58	2.48	2.66
Average interest earning assets to average
interest-bearing liabilities	1.00x	1.01x	1.00x	1.01x

Weighted average common shares outstanding:
Basic	1,036,020	991,858	1,040,362	991,245
Diluted	1,041,725	1,047,528	1,046,102	1,042,968

	At	At	At
	Jun. 30	Dec. 31	Jun. 30
	2007	2006	2006

Quality Ratios:
Non-performing assets to total assets	1.94%	2.06%	1.84%
Allowance for loan losses to non-performing loans	32.32	25.65	36.01
Allowance for loan losses to loans receivable, net	0.66	0.45	0.58

Capital Ratios:
Stockholders' equity to total assets	8.16	8.04	8.08
Tangible capital ratio (Bank only)	9.03	8.74	9.05
Core captial ratio (Bank only)	9.03	8.74	9.05
Risk-based capital ratio (Bank only)	15.67	14.93	15.31
Average equity to average assets	8.07	8.28	8.25

Other Data:
Number of full service offices	3	3	3